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Exhibit 10.13

Tax Sharing Agreement

        This Agreement by and between Meadow Valley Corporation ("Parent"), a Nevada corporation and Ready Mix, Inc. ("RMI"), a Nevada corporation, is entered into this 3rd day of January of 2005 and is effective as of January 1, 2004.

        WHEREAS RMI is a wholly-owned subsidiary of the Parent;

        WHEREAS the Parent has a number of wholly-owned subsidiaries, including RMI, and files consolidated federal and state income tax returns for the Parent and all of its subsidiaries;

        WHEREAS the Parent and Parent's subsidiaries, including RMI, have, since RMI's inception and for purposes of the judicious application of tax strategies, paid more or less federal and state income taxes on a consolidated basis than may be otherwise payable by each of the Parent and its subsidiaries;

        THEREFORE for good and valuable consideration, the adequacy of which is deemed appropriate, RMI, as a wholly-owned subsidiary of the Parent, agrees to continue to account for and maintain general ledger accounts that, on an annual basis, will quantify any tax owed to/from the Parent due to the aforementioned application of tax strategies. The Parent reserves the right to require, at any time, RMI to settle, in cash, the outstanding net balance of any tax asset or liability, as the case may be.

/s/ BRADLEY E. LARSON Bradley E. Larson President/CEO Meadow Valley Corporation	/s/ KENNETH D. NELSON Kenneth D. Nelson Vice President Ready Mix, Inc.

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  Exhibit 10.13
Tax Sharing Agreement